Exhibit 5

             Opinion and Consent of Brobeck, Phleger & Harrison LLP



                                November 3, 2000


Electronics For Imaging, Inc.
303 Velocity Way
Foster City, California 94404


Re: Electronics For Imaging, Inc. Registration Statement for Offering of 1,020,783 Shares of Common Stock on Form S-8

Ladies and Gentlemen:

                  We have acted as counsel to Electronics For Imaging, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,020,783 shares of the Company's common stock (the "Shares") reserved for issuance under the Splash Technology Holdings, Inc. 1996 Stock Option Plan, as assumed by the Company (the "Splash Plan").

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. In preparing this opinion, we have relied for certain factual matters upon a certificate of an officer of the Company.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the assumption of the Splash Plan and the options outstanding thereunder in connection with the Company's acquisition of Splash Technology Holdings, Inc. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements for the outstanding options assumed under the Splash Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Splash Plan, or the Shares.

                                             Very truly yours,


                                             /s/ BROBECK, PHLEGER & HARRISON LLP